Exhibit 23

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7 to

SCHEDULE 13D

(Rule 13d-101)

Information to be included in statements filed pursuant to

 Rule 13d-1(a) and amendments thereto filed

pursuant to Rule 13d-2(a).

Telecom Italia S.p.A.

(Name of Issuer) Ordinary Shares, Euro 0.55 Par Value
(Title of Class of Securities) 87927W10
(CUSIP Number)
Richard C. Morrissey, Esq. Sullivan & Cromwell St. Olave’s House 9a Ironmonger Lane London EC2V 8EY (44 20 7710 6500)
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) October 27, 2001
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

(continued on following pages)

SCHEDULE 13D

CUSIP No. 87927W10		Page 2 of 7 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Olivetti S.p.A.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3		SEC USE ONLY
4		SOURCE OF FUNDS Not applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6		CITIZENSHIP OR PLACE OF ORGANIZATION Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,891,656,682
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 2,891,656,682
	10	SHARED DISPOSITIVE POWER
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,891,656,682
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 55.0%
14		TYPE OF REPORTING PERSON HC, CO
CUSIP No. 87927W10	Page 3 of 7 Pages

This Amendment No. 7 ("Amendment No. 7") amends and supplements the Schedule 13D of Olivetti S.p.A., a company incorporated under the laws of the Republic of Italy ("Olivetti"), and Tecnost S.p.A., a company incorporated under the laws of the Republic of Italy ("Tecnost"), jointly filed with the U.S. Securities and Exchange Commission on June 4, 1999, as amended by Amendment No. 1 thereto filed on October 4, 1999, Amendment No. 2 thereto filed on November 3, 1999, Amendment No. 3 thereto filed on December 28, 1999, Amendment No. 4 thereto filed on November 9, 2000, Amendment No. 5 thereto filed on January 10, 2001 and Amendment No. 6 thereto filed on August 9, 2001 (together, the "Olivetti Schedule 13D"), with respect to the ordinary shares of Telecom Italia S.p.A. ("Telecom Italia") beneficially owned by Olivetti.  Effective December 31, 2000, Tecnost was merged into Olivetti and ceased to exist as an independent entity.

Information contained in this Amendment No. 7 relating to Pirelli S.p.A. (“Pirelli”), Edizione Holding S.p.A. (“Edizione”), Olimpia S.p.A. (the “Purchaser”), Unicredito Italiano S.p.A. (“UCI”) and IntesaBCI S.p.A. (“BCI”) is based on (i) the Schedule 13D relating to the ordinary shares of Telecom Italia filed by Pirelli on August 9, 2001, and the amendments thereto filed by Pirelli  and, commencing with amendment No. 1, by the Purchaser on August 29, 2001, September 14, 2001, September 27, 2001, October 5, 2001 and October 13, 2001; (ii) the Schedule 13D relating to the ordinary shares of Telecom Italia filed by Edizione, Edizione Finance Holding International S.A. and Ragione S.a.p.a. di Gilberto Benetton on August 9, 2001, and the amendments thereto filed by such persons on August 29, 2001, September 14, 2001, September 27, 2001, October 5, 2001 and October 26, 2001; (iii) the Schedule 13D relating to the ordinary shares of Telecom Italia filed by UCI on October 22, 2001; and (iv) the Schedule 13D relating to the ordinary shares of Telecom Italia filed by BCI on September 28, 2001.

ITEM 2.

IDENTITY AND BACKGROUND

Item 2 of the Olivetti Schedule 13D is hereby amended and supplemented by adding the following paragraphs.

On September 27, 2001, the Board of Directors of Olivetti accepted the resignations of Mr. Pier Luigi Fabrizi, Mr. Luigi Lucchini and Ms. Piera Rosiello and appointed the following persons as directors and officers of Olivetti: Mr. Marco Tronchetti Provera (as Deputy Chairman), Mr. Gilberto Benetton (as Deputy Chairman) and Mr. Carlo Buora (as Chief Executive Officer, which position will be held jointly with the incumbent Chief Executive Officer, Mr. Enrico Bondi).  At a meeting of the shareholders of Olivetti held on October 13, 2001, the following nominees of the Purchaser were elected to the Board of Directors of Olivetti: Gilberto Benetton, Enrico Bondi, Carlo Buora, Lorenzo Caprio, Giorgio Cirla, Pier Luigi Fabrizi, Cesare Geronzi, Gianni Mion, Pietro Modiano, Giampietro Nattino, Alberto Pirelli, Carlo Alessandro Puri Negi, Antonio Tesone, Dario Trevisian, Marco Tronchetti Provera and Alberto Varisco (the “Covered Persons”).   The business addresses and principal occupations of the Covered Persons are set forth in Exhibit 15 hereto, which is incorporated herein by reference in its entirety. Unless otherwise indicated, the business addresses indicated for each Covered Person is also the address of the principal employer for such Covered Person. Each of the Covered Person is a citizen of the Republic of Italy.

CUSIP No. 87927W10	Page 4 of 7 Pages

During the last five years, none of the Covered Persons (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial and administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws.

ITEM 4.

PURPOSE OF THE TRANSACTION

Item 4 of the Olivetti Schedule 13D is hereby amended and supplemented by adding the following paragraphs at the end thereof.

1.

Changes in the Arrangements among Certain Shareholders of Olivetti

On July 30, 2001, Pirelli and Edizione entered into an agreement (the “Purchase Agreement”) to acquire 1,552,662,120 ordinary shares of Olivetti (the “Olivetti Shares”) from Bell S.A. (“Bell”), a company incorporated under the laws of Luxembourg, either directly or through a company controlled by them (the “Purchaser”).  On August 3, 2001, the Purchaser was organized as Olimpia S.r.l. and on August, 29, the Purchaser became a  joint stock company (Società per Azioni) organized under the laws of the Republic of Italy for the purpose of acquiring and holding the Olivetti Share and was renamed Olimpia S.p.A.  Pursuant to the agreement, dated August 7, 2001, between Pirelli and Edizione relating to the organization and governance of the Purchaser (the “Shareholders Agreement”), Pirelli and Edizione each agreed to transfer to the Purchaser 130,980,000 and 134,322,250 Olivetti Shares owned by them, respectively, as of that date and Pirelli also agreed to transfer 147,337,880 Olivetti Shares which it acquired, acting also on behalf of Edizione, from Bell and GPP International S.A., one of Bell’s shareholders, on July 30, 2001.  The total number of Olivetti Shares to be acquired by the Purchaser under the Purchase Agreement and to be transferred to the Purchaser by Pirelli and Edizione would represent approximately 26.9% of Olivetti’s ordinary share capital (27.7% if the Purchaser elects to exercise its right under the Purchase Agreement to acquire an additional number of Olivetti Shares which may be sold to Bell).  Pursuant to the Shareholders Agreement, Pirelli would own 80% of the Purchaser’s share capital and Edizione would own the remaining 20%.  The acquisition of the Olivetti Shares was subject to EU regulatory approval.

On September 14, 2001, Pirelli, UCI and BCI entered into an exchange of letter agreements (the "New Partners Agreement"). Pursuant to the New Partners Agreement, each of UCI and BCI (together, the "New Partners") severally agreed to purchase from Pirelli shares of the Purchaser representing 10% of the Purchaser's present share capital (and one-eighth of the number of shares of the Purchaser presently held by Pirelli) for approximately euro 120 million. On September 19, 2001, Pirelli, Edizione and the Purchaser entered into an agreement (the "Agreement with Bell Shareholders") with the following shareholders of Bell who, between them, hold a majority of the share capital of Bell (collectively, the "Majority Bell Shareholders"): Hopa S.p.A., Interbanca S.p.A., G.P.P. International S.A., Banca Antoniana Popolare Veneta Sarl. ("BAPV"), G.P. Finanziaria S.p.A., Monte dei Paschi di

CUSIP No. 87927W10	Page 5 of 7 Pages

Siena S.p.A. ("MPS") and Unipol S.p.A. Pursuant to the Agreement with Bell Shareholders, the Purchaser's acquisition of the Olivetti Securities from Bell occurred in two stages.

The first closing under the Purchase Agreement occurred on September 27, 2001. The Purchaser purchased from Bell 552,000,000 of the Olivetti Shares covered by the Purchase Agreement for an aggregate price of euro 2,304,600,000 (including interest in the amount of euro 8,832,379.50 as required to be paid pursuant to the Purchase Agreement).

Pursuant to the New Partners Agreement, on September 28, 2001, each of UCI and BCI purchased from Pirelli shares of the Purchaser representing 10% of the Purchaser's then share capital (and one-eighth of the number of shares of the Purchaser held by Pirelli prior to giving effect to such purchases) for euro 350,900,006.40. After giving effect to such purchases, the share capital of the Purchaser is held by Pirelli, Edizione, UCI and BCI, respectively, in the following proportions: 60%, 20%, 10% and 10%.

Pursuant to the Agreement with Bell Shareholders, the second and final closing under the Purchase Agreement occurred on October 5, 2001. The Purchaser purchased from Bell the remaining 1,000,662,120 Olivetti Shares and all 68,409,125 Olivetti Warrants covered by the Purchase Agreement for an aggregate price of euro 4,294,409,202 (including interest in the amount of euro 21,124,964 as required to be paid pursuant to the Purchase Agreement).

Pursuant to the New Partners Agreement, Pirelli and each of the New Partners have agreed that during the initial three-year term of the New Partners Agreement (described below), and to the extent permitted by law, each of the New Partners shall have the right to designate one of the members of the Board of Directors of each of the Purchaser, Olivetti, Telecom Italia, Seat and TIM. During any subsequent period during which the New Partners Agreement remains in effect, the New Partners shall each maintain the right to designate one member to each Board of Directors provided that they collectively hold more than 10% of the share capital of the Purchaser, but will be entitled to appoint, between them, only one member to each Board of Directors if they collectively hold 10% or less of the Purchaser's share capital.  Pirelli and each of the New Partners have agreed to consult with each other (and, in doing so, to act in good faith and to take all reasonable measures to reach consensus) with respect to certain corporate actions of the Purchaser, Olivetti and Telecom Italia, including certain actions that would not be in the ordinary course of business of these companies. Reference is hereby made to the Schedules 13D and the amendments thereto filed by each of Pirelli and the Purchaser, Edizione Holding, UCI and BCI for additional information on the corporate governance arrangements between Pirelli and the New Partners.

2.

Changes in the Board of Directors of Telecom Italia

On September 27, 2001, the Board of Directors of Telecom Italia appointed each of Messrs. Tronchetti Provera, Benetton and Buora as directors of Telecom Italia, and Mr. Tronchetti Provera as Chairman, and Mr. Benetton as Deputy Chairman. On October 27, 2001, Olivetti announced the presentation of the following nominees for election to the new Board of Directors of Telecom Italia: Gilberto Benetton, Enrico Bondi, Carlo Buora, Luigi Fausti, Paolo Maria Grandi, Natalino Irti, Gianni Mion, Massimo

CUSIP No. 87927W10	Page 6 of 7 Pages

Moratti, Carlo Alessandro Puri Negri, Pier Francesco Saviotti and Marco Tronchetti Provera.  Reference is hereby made to Item 2 hereof for information on the changes in the Board of Directors of Olivetti.

3.

Changes in the Business of Telecom Italia

On September 27, 2001, Olivetti and Telecom Italia issued a joint press release, a copy of which is filed as Exhibit 16, outlining their industrial and financial plan.

In light of the foregoing, Olivetti expects that decisions regarding its interest in the Issuer’s ordinary share capital will be taken by, or in close consultation with, the Purchaser.

ITEM 5.

INTEREST IN SECURITIES OF THE ISSUER

(a) and (b)

Reference is hereby made to Items 11 and 13 on page 2 hereof.

In addition, Cesare Geronzi, a member of the Board of Directors of Olivetti, beneficially owns 18,700 ordinary shares of Telecom Italia directly and has the sole power to vote or to direct the vote, and the sole power to dispose or direct the disposition, of such shares.

(c)

Olivetti has not effected any transactions in Telecom Italia ordinary shares during the past 60 days.  Information as to any such transactions by directors or executive officers of Olivetti will be filed by amendment.

ITEM 7.

MATERIAL TO BE FILED AS EXHIBITS.

Item 7 of the Olivetti Schedule 13D is hereby amended and supplemented by adding the following immediately at the end thereof.

Exhibit 15.

Directors and Officers of Olivetti S.p.A.

Exhibit 16.

Joint Press Release, issued by Olivetti S.p.A. and Telecom Italia S.p.A., dated September 27, 2001 (English translation).

CUSIP No. 87927W10	Page 7 of 7 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 30, 2001

OLIVETTI S.p.A.

By:/s/ Enrico Grigliatti

Name:  Enrico Grigliatti

Title:    Corporate Secretary